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Keurig Dr Pepper

Introducing Keurig Dr Pepper

January 29, 2018 at 8:30 a.m. Eastern

CORPORATE PARTICIPANTS

Heather Catelotti - Vice President, Investor Relations - Dr Pepper Snapple

Larry Young - President & Chief Executive Officer - Dr Pepper Snapple

Bob Gamgort - Chief Executive Officer - Keurig Green Mountain

Ozan Dokmecioglu - Chief Financial Officer - Keurig Green Mountain

PRESENTATION

Operator

Good morning and welcome to the conference call. All participants will be in listen-only mode. Please note, this event is being recorded. I would now like to turn the call over to Dr Pepper Snapple and Keurig Green Mountain management. Please go ahead.

Heather Catelotti

Good morning everyone and welcome to the call to discuss today’s announcement regarding the merger of Keurig Green Mountain and Dr Pepper Snapple Group. This is Heather Catelotti, Vice President of Investor Relations at Dr Pepper Snapple Group.

Before we begin, I would like to remind everyone that this conference call and presentation includes forward-looking statements, which are subject to various risks set forth in the press release that we issued this morning. The materials being discussed today may be accessed through Dr Pepper Snapple Group’s Investor Relations website, and a recording of today’s call will be available for replay.

With us this morning are Larry Young, President and CEO of Dr Pepper Snapple Group; Bob Gamgort, CEO of Keurig Green Mountain, and Ozan Dokmecioglu, Keurig’s CFO. I will now turn the call over to Larry.

Larry Young

Thanks Heather, and good morning everyone. I couldn’t be more excited to sit here today and speak to you all about Keurig Dr Pepper, the new challenger company in the beverage space. You all know that I’ve been selling beverages for over four decades and I can say with confidence that the immediate and long-term opportunity that this transaction is going to provide to our shareholders, our owned and allied brands, our partners and our employees is tremendous. KDP will be home to some of the most iconic and consumer loved beverage brands, both hot and cold, and we’ll have an unrivalled and powerful distribution network that spans traditional retail channels, e-commerce and on-premise outlooks.

It gives me great pride to look back at my time at Dr Pepper Snapple. We’ve driven enormous value for our shareholders by staying focused on building our priority brands, partnering with high growth entrepreneurial brands, and executing with excellence in the marketplace. The time is right for the next phase of our journey.

Having worked with Bob for several months now, I can not imagine turning this business over to a more qualified individual. He is a tremendous leader, with a strong consumer products background and proven track record of success. With our major investor’s robust track record, I know our great business is safe and secure, and poised for future growth.

KDP will be a total beverage solution that provides options across all consumer needs and occasions, whether they are at work, at play or on the go. The combined organization will unlock opportunities for growth across the entire beverage space.

With that, I’ll turn the call over to Bob.

Bob Gamgort

Good morning everyone and thanks for joining us today. I’m very excited to be here with Larry and to tell you more about the vision and the incredible opportunity we see to create a new

Dr Pepper Snapple — Keurig Green Mountain

January 29, 2018 at 8:30 a.m. Eastern

challenger in the beverage industry through the combination of Dr Pepper Snapple with Keurig Green Mountain.

Now, all of you on this call know just how impressive Larry’s legacy is, not just at Dr Pepper Snapple but to the beverage industry in total. I could not be more honored to partner with him as we begin this journey, and I am very pleased that he will continue to provide his guidance to us as an ongoing member of the new KDP board.

Before we begin, let me jump immediately to why this is such a compelling value for shareholders... As you will see on Slide 5, DPS shareholders will receive an immediate cash payment of $103.75 per share upon closing, which is already a premium to the company’s closing price last Friday, and will retain their current shares in DPS. Not only is there an immediate premium built in for shareholders, as we are about to walk you through, there is also much more to come. We estimate 2017 pro forma EPS at $1.27 per share and we’ll explain the specifics behind that estimate later in the call.

In creating Keurig Dr Pepper, we are bringing together two great beverage companies to create an $11 billion beverage player of scale with exposure to high growth segments and an unparalleled distribution capability. These are both U.S.-based companies with primary focus on the North American market, and complementary views on how to win in the beverage category. Each brings important and unique strengths to the combination. We share world-class portfolios of iconic brands and each company has a strong foothold in its respective category, with leading positions across the combined brand portfolio. Together, with our enhanced distribution scale, we will have even greater ability to reach nearly all consumers at virtually every point of sale.

Dr Pepper Snapple’s powerful multichannel distribution platform has been built through a combination of company-owned DSD, partner DSD and warehouse delivery capabilities. Keurig Green Mountain has strong distribution capabilities in traditional retail channels and unique strengths in e-commerce, office and hospitality. Combined, we will create a top tier beverage distribution system in North America with strong exposure to faster growth beverage categories.

Both DPS and KGM share an open mindset on partnering with other brands by creating an attractive platform for mutual profitable growth. This strength enables both companies to offer a broad portfolio of more than 125 owned, licensed, allied and partner brands across hot and cold beverages to its consumers and retailers. By combining these portfolios, we’re able to satisfy nearly every consumer any time, anywhere.

Now, a key concept here is on Slide 8 because it explains why we’re so excited about combining these two companies. We all know the world has changed dramatically and consumers have more choice than ever on what to buy and where to buy it. The traditional manufacturer-defined segmentation of the market is not cutting it anymore. We need to view the market through a consumer lens if we’re going to be able to see opportunities for innovation and growth. Let me illustrate.

There are five need states that drive consumer choice for beverages: wholesomeness, hydration, refreshment, energy and indulgence. In the example we use here, we take the near-universal need to energy in the afternoon. But when you think about the consumer’s consideration set to satisfy that need, it crosses over many product formats and it is no way limited or best described by traditional segment definitions. We need to be able to work as one team across multiple beverage segments and channels of retail. That’s exactly what we’ll do by creating Keurig Dr Pepper. Together, we will be uniquely positioned to win in a changing beverage landscape by satisfying consumer needs across a wide variety of choices, including hot and cold formats at nearly every point of purchase.

We believe the combination of these two great businesses offers a compelling opportunity for public shareholders to invest side by side with management, JAB and our partners.

The key to this opportunity is visibility to sustained top line growth, driven by a strong portfolio of brands with exposure to higher growth segments and the ability to leverage our collective distribution strength. We are the first company to combine hot and cold beverages at scale and we believe that we can effectively participate in ongoing consolidation in the industry. We have the ability to achieve $600 million in synergies and the ability to generate strong cash flow, enabling rapid deleveraging. We are committed to maintaining an investment grade rating.

Finally, the management teams for both companies are highly experienced with a strong record of delivering shareholder value. Many have extensive experience in acquisitions and integration. I personally have been a public company CEO previously and have engaged in 11 merger integrations in my more than 30-year career in CPG. Many of you may remember the successful integrations I led at Pinnacle Foods for Birds Eye, Wishbone, Gardein and Boulder Brands. This combination will benefit from the collective integration experiences of our senior team.

I’m on Slide 11 now because we want to take a moment and step back and talk about Keurig Green Mountain since it’s been approximately two years since you’ve had visibility into the KGM business. During that time under private ownership, we have transformed the company, positioning it for growth and profitability. We now have a focused business model dedicated to growing household penetration for single-serve coffee in North America. We have attracted and continue to attract valuable brand partners through an open, consumer-friendly system and unmatched value and services for our partners. We have been able to offer that value to our partners and have increased our investment in marketing and innovation by driving significant productivity in our supply chain, specifically, and organization more generally. Our focus on cash management combined with our decision to move away from non-strategic projects has enabled us to de-lever rapidly.

These deliberate actions have allowed us to build on the core strengths of the Keurig system. Keurig is the driver of growth in retail coffee category, generating nearly all of the category’s dollar growth over the past seven years.

We frequently talk about the strength of the coffee brands in the Keurig system. Interestingly, it’s the Keurig brand that appears to be most powerful. The Keurig brand ranks 15th on the 2017 list of “America’s Most Relevant Brands”, advancing 18 spots versus 2016.

Finally, the unmatched variety of brands offered in the system through a combination of owned, licensed and partner brand structures is one of the key benefits consumers cite for being in our system.

Slide 13 talks about our financial performance over the past two years, and you can see that we’ve implemented a strategic and cost reset, driving significant efficiencies throughout our business and reinvesting those savings into strategic pop pricing to retain and add brand partners, and offer a competitive COD price to consumers to incentivize more of them to adopt the Keurig system. Our strategy is working. We’ve added new partners to the system and have extended existing partner agreements through competitive pricing, innovation and value-added services.

Reflective of the pricing strategy, volume is up though net sales are down. Most importantly, that pricing has been covered by a comprehensive efficiency program that has expanded margin by 710 basis points over the past two years. The improvement in margin combined with outstanding cash management practices have enabled rapid de-leveraging, paying down nearly $2.5 billion in debt and reducing leverage from 5.5 times to 2.7 times.

Volume has grown at a 3% rate over the past two years, but as you can see from the graph on the right, that number doesn’t properly reflect the sharp rebound in performance since the restart of our innovation pipeline and launch of our new marketing programs in late 2017.

Now, I’ve learned that one of the key differences between the KGM business and the more traditional CPG businesses is the longer cycle time to get new brewers from concept to market. We introduced our first new brewer in several years just last fall, and are now on pace to deliver new innovation every six months. As we’ll discuss on the next slide, brewer household penetration is the engine of growth in the Keurig business model and brewer innovation is the fuel that makes that engine run faster.

On Slide 14, you can see that what is truly exciting is the significant growth opportunity in front of us. Custom research we completed in 2016 identified the U.S. household penetration potential for the Keurig system to be roughly double the size it is today. As a benchmark, we compared this penetration potential level to those currently experienced for single-serve coffee in developed markets in Europe. We also understand the clusters of consumer needs to reach our full potential, and have utilized this insight to focus our innovation, marketing, and go-to-market strategies to address those needs. We look forward to showcasing some of our innovation when we host an Investor Day in March.

Further evidence of the potential of the Keurig system is the fact that current U.S. household penetration is 20%, which is up from 17% just two years ago, and was largely unaided by our renewed marketing investments and the rollout of our brewer innovation pipeline which are just now kicking in.

Finally, over the past two years we have successfully built the components needed to fully realize our potential. I discussed our reinvigorated brewer innovation pipeline and the launch of successful marketing campaigns which are starting to bear fruit. Ensuring our K-Cup pods are recyclable is an important priority for us. We’re converting the Canadian market to recyclable cups as we speak, and we are on track to convert all of our U.S. production by the end of 2020.

We have positioned ourselves well for future growth by building a substantial e-commerce business, not only through Keurig.com, but also through Amazon, Jet and a wide variety of retailer .com sites.

We’ve launched 15,000 wi-fi connected brewers that are providing the first ever point of consumption data in CPG for the exclusive use of our partners. This experience is paving the way for a future in which a significant number of Keurig brewers will offer IoT connectivity to consumers.

Finally, as we increase household penetration for the system, it’s critical that we continue to enhance our K-Cup pod mix. Over the past two years we’ve added unlicensed coffee brands and partners and extended existing partner agreements.

In summary, all of this gives us high confidence that we have great visibility on profit growth, albeit not at the same rate we experienced in the turnaround over the previous two years.

But that’s just half the equation. Now let’s turn to a brief overview of Dr Pepper Snapple as you’ve probably had more visibility into their performance.

As you all know, a critical element of DPS’s strength lies in its portfolio of well-loved consumer preferred brands. This is a brand portfolio of flavored CSDs, sparkling waters, premium teas, enhanced waters and juices that aligned with a wide range of consumer needs. The DPS team has been focused on growing the priority brands they believe can win by driving aligned consumer communications, innovation and execution across the portfolio. CSDs continue to be the largest LRB category in retail dollars and flavors continue to gain share within the category. Dr Pepper Snapple is the flavored CSD leader with a 40% share of the flavored segment, with key CSD brands holding the number one and number two positions in their respective flavor categories.

Its newest brand, Bai, is the fastest growing brand in the enhanced water category and is driving significant growth for that category. The Bai trademark has the ability to participate in many LRB categories as the brand stands for premium, better for you and authentic. More recent innovation platforms that the company will be driving are Bai Bubbles, a sparkling water product, Bai Super Tea and Bai antioxidant still water.

Snapple is a leading premium tea with its equity in flavored teas, and DPS also has a leading portfolio of shelf-stable juice and juice drink brands with Mott’s, Clamato and Hawaiian Punch.

DPS’s powerful distribution network is a strong asset to attract high-growth entrepreneurial brands. The DSC (phon) network covers the majority of the country from a geographic footprint, allowing for national distribution for small, growing brands. Allied brands are how DPS accesses innovation in emerging and high-growth categories, both rapidly and for a low cost of capital. DPS has an open system and a strong track record of building partner brands over the long term, which makes it the perfect partner of choice.

Through its focused strategy of building its brands and executing with excellence in the marketplace, DPS has delivered consistent top line and bottom line growth, driving shareholder returns over time.

Now let’s shift our focus to the benefits of bringing these two companies together, and I’m starting on Slide 20.

We’re bringing the story back to our consumer again. Moving away from the old manufacturer’s segmentation of the category to a consumer view based on needs makes it clear that the new way to win is to offer multiple formats and brands and make them available everywhere our consumer shops.

On Slide 21, we’re looking at the $160 billion packaged beverage landscape, and you’ll see that there are segments that scale toward the left and higher growth to the right. We believe the key to success is to have representation in both scale and growth. Scale pays for the distribution system that ultimately enables us to take faster growing and emerging brands to a wide range of retail points of distribution.

KDP will have strong exposure to both high growth and scalable segments. We will be uniquely positioned to capitalize on consumer choices by participating in the segments highlighted with the checkmarks and estimate that our current exposed market growth is in the range of 2% to 3%.

On Slide 22, we provide a couple of examples of some close-in opportunities to move quickly into higher growth segments. Access to the JAB-owned brands, like Peet’s Coffee, will facilitate our expansion into the high-growth, ready-to-drink coffee segment. We also have an investment in an exciting brand called Forto, which is a coffee-based energy shot made with natural ingredients. Plugging this brand into the DPS small outlet distribution machine will accelerate its growth trajectory by reaching retail outlets it could not access on its own.

Together, these complementary portfolios provide exposure across multiple formats, and importantly, increase participation in the fastest growing segments, as well as provide access to a portfolio of additional JAB-owned and invested brands to be expanded into broad retail distribution.

We also see opportunities to continue to fill out our representation across this playing field through continuing and expanding brand partnerships, which brings me to an illustration of the powerful distribution capability of this new company on Slide 24. Today we share distribution strength in traditional grocery, mass and club channels. DPS brings added strength in smaller impulse channels including critical convenience outlets and vending. Small outlets are a source of the highest margin sales and are where new brands and formats are born and expanded. KGM brings unique strength in e-commerce, office and hospitality. While most food and beverage companies have been challenged to participate in e-commerce, Keurig has developed a significant and growing e-commerce business. Combined, our nationwide distribution systems will be unrivalled, creating capabilities that will enable us to deliver products to nearly every point of sale.

As mentioned earlier, we are targeting $600 million in synergies on an annualized basis by 2021 through extensive efficiency initiatives that include integrating warehousing and transportation across the combined network and indirect procurement savings in direct media, production, point of sale and marketing. We will also be able to generate savings by optimizing duplication in roles and processes, which is always the case when you bring together similar companies. We expect the $600 million in cost synergies to be realized at a fairly even pace, essentially one-third each year between 2019 and 2021.

Let me now discuss the management and governance structure at KDP. I am fortunate to partner with our Keurig Green Mountain CFO, Ozan Dokmecioglu, and look forward to working with the leadership team from both DPS and KGM. I am also extremely pleased that Larry has agreed to stay during the transition and has also agreed to join Keurig Dr Pepper’s Board of Directors.

Our companies will continue to operate out of their current locations. Collectively, our board and management team have extensive public company and integration expertise, with decades of consumer goods experience and a focus on driving sustained growth and shareholder value.

Let me now Ozan walk you through the key highlights of the deal.

Ozan Dokmecioglu

Thanks, Bob. Good morning everyone. I am on Slide 27. I would like to drive your attention to a few key items. Under the terms of the transaction, Dr Pepper Snapple shareholders receive a

$103.75 per share special dividend in cash and will continue to own shares in Keurig Dr Pepper. Upon closing, Dr Pepper Snapple’s current shareholders will own 13% of Keurig Dr Pepper, and Keurig Green Mountain’s current shareholders will be issued new Keurig Dr Pepper shares, and as a result will own 87% of KDP.

At close, we are targeting to have $16.6 billion of net debt. We are targeting to have a net debt EBITDA ratio below 3 times within two to three years after closing, while paying an annual dividend of $0.60 per share. We expect to close the transaction in the second quarter of 2018.

Moving to Slide 28, here is a snapshot of our combined pro forma 2017 financials. We will have approximately $11 billion in revenues and $3.1 billion in adjusted operating income that includes the $600 million in targeted synergies that Bob has just detailed. Corresponding to the $3.1 billion of adjusted operating income, we will have $1.8 billion in adjusted net income assuming at 26% tax rate. Recent changes in the tax code will benefit both companies and will help further to deleverage our balance sheet.

As we expect to have $1.4 billion in shares outstanding, this will result in 2017 pro forma earnings per share of $1.27.

Now let me turn it back to Larry.

Larry Young

Thanks, Ozan. I’ll conclude by saying that we are extremely excited about the opportunity to create a new challenger in the beverage space. Keurig Dr Pepper will have a stable of enviable brands that will give us access to faster growth beverage categories.

Our view of the industry through the lens of what the consumer needs unlocks an opportunity to combine hot and cold beverages, and create a platform to increase exposure to high-growth formats. Together, we bring best in class distribution to be able to meet any consumer needs at any place and anytime. The growth opportunity that the union of these two great companies brings to our consumers, our retail partners and most of all, our valued shareholders and investment community, is tremendous.

We’ll now take your questions.

QUESTIONS AND ANSWERS

Operator

Yes, thanks. We will now begin the question and answer session. To ask a question, you may press star, then one on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time we will pause momentarily to assemble the roster.

The first question comes from Lauren Lieberman with Barclays.

Lauren Lieberman

Great, thanks. Good morning. I hate to go backwards after this great presentation but I’m still a little bit scratching my head on for each of the companies, and maybe we’ll start with DPS because I know it better. What changes when this deal closes, outside of the obvious on management? What does this transaction enable you to do growth-wise that you weren’t really able to access previously? Thanks.

Larry Young

If you look at what we’ve done together before we put those together, we had some relationships with Keurig previously. I think one of the things that stood out to me as I got to know Bob is that we looked at the industry the same way. We looked at consumer need states, which is one of the ways you have to look at winning in this business. We saw the opportunities that we could do together. When opportunity comes around you have to move quickly on it. We looked at our distribution muscle that could go up and down the street, and especially that it gives us the opportunity for every occasion in beverages, hot or cold, we can be there for the consumers.

Operator

Thank you. The next question comes from Pablo Zuanic with SIG.

Pablo Zuanic

Good morning everyone. Just one question first on the financials. I know it’s early to give guidance but just give us a sense in terms of what type of growth rate we will be looking at and what type of free cash flow you would be generating, or just some sense on cap ex. That would help on the financial front. Because I notice that you are 127, that’s based on the synergies through year 2021, right? It’s not necessarily pro forma for 2017.

The second question, maybe a bit more strategically, to Bob. I see on that slide that some of your coffee brands are not owned by KDP, Peet’s, for example, Stumptown, a number of them. Is there a plan for over time for KDP to acquire those brands? From my perspective, it seems to me that it’s good to rely on licensed brands but at the end of the day your leverage with all those partners weakens as your own brands apparently lose share in K-Cup coffee, and it seems to me that you still have a big need of having to acquire owned brands. I don’t know if those will come from JAB or they will come from other brands that may be available in the market.

Thanks, and congratulations to everyone for the deal. Thank you.

Bob Gamgort

Let me take that last one first. If you take a look at the Keurig business specifically, but also the DPS business, and now combined, I think one of the things that makes us unique is our openness and willingness to build a business model that’s based on owned, licensed, partnered and allied brands. I think the strength of both of our business models is the fact that we embrace partners and don’t believe that we need to own every brand within our system.

Look at the track record of growth and profit performance off of both of these companies over the long term, and most recently in the past two years, and I think that’s proof positive that by having the right platform that is attractive for companies to partner with us that allows for mutual profit growth for us, for our partners and for our retailers is a winning formula. Quite frankly, I think is a progressive way to do business in a changing environment.

So, we’re very confident in our business and look for opportunities to partner but don’t believe that we need to own any of the brands, or all of the brands I should say, in our system. The mix that we have right now is terrific.

With regard to your comment about guidance, I think we’ve given a tremendous amount of information this presentation today. We talked about the category growth that we’re exposed to and we’ve shown you a number of financials, and we’re not going to be providing any other guidance beyond that.

Pablo Zuanic

Thank you.

Operator

Thank you. The next question comes from Judy Hong with Goldman Sachs.

Judy Hong

Thank you. Good morning. I just wanted to get a little bit more color just in terms of the distribution opportunity where you obviously highlighted the broad and complementary distribution from both companies, so can you just elaborate on how you plan to go to market on a combined basis? What do you see as the best opportunity? Is it about putting more of Keurig’s brands into the RTD format? How does Keurig’s strength in the e-commerce help DPS’s brands?

Bob Gamgort

I think it’s all of the above. We start off with a platform that I think is enviable, which is the ability to reach the headquarters, and in most cases retail, of nearly every place the consumer shops. If you listen to most of the CPG industry right now, they’re struggling with the shift in where the consumer’s shopping and their ability to find them. We cover every channel of distribution somewhere in these two companies with expertise and it’s going to be our opportunity to take our brands and our formats and decide where best to plug them into it. But what I love about the system we’ve created is we’re indifferent as to where the consumer goes because we’re there to be able to deliver products to our consumers everywhere.

Operator

Thank you. The next question comes from Steve Powers with Deutsche Bank.

Steve Powers

Yes, hi. Thanks. Good morning. Maybe two questions if I could. One, and apologies if you covered this; I broke up for a second there. Just the company as we go forward, just to be clear, this is going to be a public company with limited public float, or is this instead going to be private? That’s one question.

Second question is, Bob, for you. On the Keurig side, the information you provide about the turnaround has been pretty impressive this morning. How much of the margin improvement though that you’ve seen over the last couple of years has been actual productivity and sort of structural, backing away from non-strategic assets, non-strategic investments versus reduced marketing and a mix shift away from brewers as you throttle back on the brewer R&D? I’m just trying to figure out if this is just a mix shift to pods or if this is real improvement we can extrapolate forward on your side.

If you could, if you could give us a sense for where free cash flow landed in ‘17 or where you think it will be in ‘18, that would be helpful as well.

Bob Gamgort

Well, I mean we’ve actually invested significantly more in marketing and innovation. When we took over the company—took the company private I should say, just about two years ago, as you know there was a focus away from single-serve coffee and, therefore, the innovation pipeline was not very full at that time. We completely reinvigorated that pipeline. We introduced our first two brewers in over two years just in the fall, and we now are on a cadence of introducing new innovation every six months and that innovation goes way beyond just traditional Keurig brewers. It gets into new benefits and new occasions within the world of single-serve coffee. As I mentioned, we’re going to be holding an Investor Day in the not-too-distant future, and we really look forward to showing you that innovation.

That margin improvement that you see in there is even more impressive because it’s driven in an environment where we strategically offered pricing to our partners, price reductions to our partners, and have upped our investment in marketing and innovation. So you should have confidence in our ability to look at efficiency in the true definition of the word and in a holistic fashion to be able to create that kind of margin expansion, which quite honestly gives us an incredible reserve to be able to continue to invest with our partners, with our consumers and in our innovation pipeline.

Your first question about public versus private is we’ll be a public company that is 87% owned by JAB, its partners and management; 13% of the company will be owned by DPS shareholders and will be public.

Operator

Thank you. The next question comes from Ali Dibadj with Bernstein.

Ali Dibadj

Hey guys. Two questions. One is just a follow-up on that structure. Why is that the right structure from an operational perspective, the 13% public and the 87% owned? I get the math. I get what you’re trying to get at and it certainly helps you with the financial flexibility from the private piece to it, but can you describe kind of why that structure is right?

The second thing is I’m glad to see the $600 million of cost synergies. There’s no revenue synergies in there. Of course you talk about building a broader platform, it sounds like. Your Slide 23 suggests that. If you look, right, besides coffee, KGM or JAB doesn’t really own much else so you’re going to be buying more non-coffee assets. It looks like tea could be a place you expand. It looks like energy could be as well. Isn’t that the same thing that ABI, Coca-Cola, Pepsi are doing as well? So I wonder what gives you confidence that KDP will win those deals, unless it pays a lot more, right? So I look at the buy exercise, which was a very massive price and arguably has had tough results. I look at historically Glaceau and Monster as well having been lost. What gives you the confidence that the pairing up with you guys versus ABI, Coke or Pepsi, versus Coke or Pepsi or ABI would be the right option for some of these brands unless you just pay them more? Thanks for those two questions.

Bob Gamgort

I think your first question is asking why have a public component to the structure of the company? Having an element of the company that’s public, while still having an anchor shareholder with incredibly long-term view, I think is the optimal combination in today’s environment. The public component gives us a broader toolkit that we can use for consolidation going forward. It allows us to think of some creative structures in that space. It’ll also, over time, provide some liquidity if some of our private partners need to exercise some liquidity in an organized fashion.

So, that combination, again, with a controlling shareholder who has an incredibly long-term view and a great track record is something that I’m personally very excited about. Again, I think it’s the right model.

With regard to your comment of a consolidation and acquisitions, let me be clear that our very first priority is to make sure that we bring these two companies together in a high quality way, and realize all of the opportunities on the growth, on the innovation side and also on the efficiency side. That’s going to drive a sustained level of performance and keep us busy for a good period of time.

If you want to look beyond that, there are all kinds of opportunities for us to continue to play in the world of consolidation. Again, one of the things that I think is incredibly unique about both companies is our mindset towards partnership and our flexibility in the way that we can bring new businesses into the system. I look at what DPS has done with its allied brands, with long-term relationships with those brands in the system, and then some of them like Bai, as you point out, eventually moving over to being an owned brand. I think that’s a very good model for both of us together in the long term.

My only comment about somebody who is kind of new to this and looking at the category is I take a look at the Bai business, I understand there’s a difference—sometimes people talk about expectations, but the reality is this is a incredible brand that’s growing at a 40% rate, and in my world, in my 30 years-plus in CPG, I don’t think I’ve ever apologized for a brand that’s been growing at that size at a 40% rate. I’m very bullish on that brand and really thrilled to have it in our portfolio.

CONCLUSION

Operator

As there are no more questions, the conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.